               COUNTRYWIDE FINANCIAL CORPORATION AND SUBSIDIARIES
      EXHIBIT 12.1 - COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN THOUSANDS)

The following table sets forth the ratio of earnings to fixed charges of the Company for the three months ended March 31, 2004 and 2003, the year ended December 31, 2003 and 2002, ten-month period ended December 31, 2001, and the previous two fiscal years ended February 28(29) computed by dividing net fixed charges (interest expense on all debt plus the interest element (one-third) of operating leases) into earnings (earnings before income taxes and fixed charges).


                               THREE MONTHS ENDED             YEAR ENDED             TEN MONTHS         FISCAL YEARS ENDED
                                   MARCH 31,                 DECEMBER 31,              ENDED             FEBRUARY 28(29),
                             -----------------------   --------------------------   DECEMBER 31,   ---------------------------
(Dollars are in thousands)       2004         2003         2003            2002         2001           2001             2000
--------------------------   ----------    ---------   -----------    -----------   ------------   -----------     -----------
Net earnings                 $  543,189    $ 326,291   $ 2,372,950    $   841,779   $   486,006    $   374,153     $   410,243
Income tax expense              339,494      198,277     1,472,822        501,244       302,613        211,882         220,955
Interest expense                529,928      414,129     1,940,207      1,461,066     1,474,719      1,330,724         904,713
Interest portion of
   rental expense                11,380        7,624        36,565         26,671        16,201         17,745          19,080
                             ----------    ---------   -----------    -----------   -----------    -----------     -----------
Earnings available to
   cover fixed charges       $1,423,991    $ 946,321   $ 5,822,544    $ 2,830,760   $ 2,279,539    $ 1,934,504     $ 1,554,991
                             ==========    =========   ===========    ===========   ===========    ===========     ===========

Fixed charges
Interest expense             $  529,928    $ 414,129   $ 1,940,207    $ 1,461,066   $ 1,474,719    $ 1,330,724     $   904,713
  Interest portion of
    rental expense               11,380        7,624        36,565         26,671        16,201         17,745          19,080
                             ----------    ---------   -----------    -----------   -----------    -----------     -----------
      Total fixed
        charges              $  541,308    $ 421,753   $ 1,976,772    $ 1,487,737   $ 1,490,920    $ 1,348,469     $   923,793
                             ==========    =========   ===========    ===========   ===========    ===========     ===========

Ratio of earnings
  to fixed charges                 2.63         2.24          2.95           1.90          1.53           1.43            1.68
                             ==========    =========   ===========    ===========   ===========    ===========     ===========